Contacts:
Annika Oelsner +49 89 9595-5220 aoelsner@scmmicro.de	Darby Dye +1 510-249-4883 ddye@scmmicro.com

SOUR CHHOR JOINS SCM MICROSYSTEMS AS EXECUTIVE

VICE PRESIDENT, WORLDWIDE BUSINESS DEVELOPMENT & STRATEGY

Ismaning, Germany – January 24, 2008 – SCM Microsystems, Inc. (Nasdaq: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced the appointment of Sour Chhor as Executive Vice President, Worldwide Business Development and Strategy, effective February 1, 2008. Chhor, 43, will be based at the Company’s headquarters in Ismaning, Germany and will report to Felix Marx, Chief Executive Officer of SCM.

In his new role, Chhor will be responsible for driving the development of new products, overseeing product lines and building a product roadmap, with particular focus on the contactless reader environment. In addition, he will be responsible for establishing additional sales channels and creating new partnerships with industry leaders.

“Sour’s broad-based experience in managing and growing technology businesses makes him the ideal choice to lead SCM’s strategic development activities,” said Felix Marx. “He further strengthens our management team and is expected to play a key role in leveraging and extending the Company’s leadership in the worldwide smart card reader markets. We are very pleased to welcome Sour to the SCM team.”

Sour Chhor brings more than 20 years’ experience in the technology industry to his new role at SCM. He joins the Company from NXP Semiconductors – a specialty semiconductor provider for the mobile communications, consumer electronics, security, contactless payment and entertainment industries – where he served most recently as a Senior Director, Global Key Accounts and was in NXP’s elite group of Top 150 Leaders. Previously, Chhor was General Manager of NXP’s Contactless & Embedded Security Division, headed NXP’s smart card and reader businesses and launched NXP’s Near Field Communication (NFC) cooperation with Sony. Prior to NXP, Chhor held a variety of management positions with Philips Semiconductors and Philips Consumer Electronics. His professional experience also includes marketing, sales, and research and development positions in the consumer electronics, telecom and broadband Internet industries. He holds a bachelor’s degree in electronics engineering from the University of Technology in Cachan, France and an MBA from HEC School of Management in Paris, France.

About SCM Microsystems

SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells the industry’s broadest range of contact and contactless smart card reader technology for secure PC, payment systems, network and physical access, and digital media readers for transfer of digital content to OEM customers in the government, financial, enterprise, consumer electronics and photographic equipment markets worldwide. Global headquarters are in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

All trade names are either trademarks or registered trademarks of their respective holders.

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